Exhibit 23.4

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     Merrill Lynch, Pierce, Fenner & Smith Incorporated hereby consents to the inclusion in the Joint Proxy Statement/Prospectus of Swift Transportation Co., Inc. and M.S. Carriers, Inc., as part of this Registration Statement on Form S-4 of Swift Transportation Co., Inc., of its opinion dated December 11, 2000. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch, Pierce, Fenner & Smith Incorporated

April 18, 2001